EXHIBIT 99

For more information, contact:                                                                                                                           For Immediate Release
T. Scott Hatton
Chief Financial Officer
(502) 329-2000

SYPRIS RAISES EARNINGS OUTLOOK
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REFLECTS IMPACT OF RECENT DANA SETTLEMENT

LOUISVILLE, Ky. (September 6, 2007)– Sypris Solutions, Inc. (Nasdaq/NM: SYPR) today announced that it is increasing its financial outlook for the balance of 2007 to reflect the recent approval of its settlement agreement with Dana Corporation now that Dana has filed its proposed plan of reorganization with the U.S. Bankruptcy Court for the Southern District of New York as of August 31, 2007.

The settlement, which was approved by the court on August 7, 2007, provides for Sypris to be the exclusive supplier of certain components to Dana through 2014 and to cease all litigation with regard to prior contract disputes, including the release of Dana from certain committed but undelivered production volumes, among others.  As part of the comprehensive settlement, Dana agreed to provide Sypris with an allowed general unsecured claim in the amount of $89.9 million.

“We are pleased to revise our guidance for the third quarter to reflect the results of the recent settlement with Dana,” said Jeffrey T. Gill, president and chief executive officer.  “Earnings for the third quarter are now forecast to be in the range of $0.14 to $0.17 per diluted share compared to prior guidance of a loss of $0.08 to $0.11 per diluted share, while revenue for the period is expected to be in the range of $108 to $113 million, which represents an incremental increase from our prior outlook of $105 to $110 million.”

Gill continued, “The forecast for earnings for the full year has been increased to a range of $0.01 to $0.06 per diluted share compared to prior guidance of a loss of $0.30 to $0.35 per diluted share, while revenue for 2007 is now expected to be in the range of $443 to $453 million, which represents an increase from our prior outlook of $435 to $445 million.  The outlook for free cash flow for the year has been reduced to a slight usage to reflect investments to be made for the new business transfers, the normalization of trade credit terms with Dana and taxes associated with the settlement.”

“As we have mentioned previously, the proceeds from the potential sale of the $89.9 million claim would have a significant impact on the Company’s outlook for free cash flow,” added Gill.  “Based upon current bond market conditions and a review of the estimated recovery percentages for unsecured claims outlined in Dana’s plan of reorganization, the sale would increase the Company’s free cash flow by an estimated $70 to $75 million in 2007.  We expect to make a decision with regard to the potential sale of the claim prior to year end.”

Sypris Solutions is a diversified provider of technology-based outsourced services and specialty products.  The Company performs a wide range of manufacturing and technical services, typically under multi-year, sole-source contracts with major corporations and

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Sypris Raises Earnings Outlook

September 6, 2007

government agencies in the markets for aerospace and defense electronics, truck components and assemblies, and test and measurement services.  For more information about Sypris Solutions, visit its Web site at www.sypris.com.

Each “forward-looking statement” herein is subject to serious risks and should not be relied upon, as detailed in our most recent Form 10-K and Form 10-Q and subsequent SEC filings. Briefly, we currently believe that such risks also include: our ability to liquidate our unsecured claims against the Dana bankruptcy estates at satisfactory valuations; cost and availability of raw materials such as steel, components, freight, natural gas or utilities; cost and inefficiencies associated with increasing our manufacturing capacity and launching new or next generation programs; stability and predictability of our costs and margins or our customers’ forecasts, financial conditions, late payments, market shares, changing product requirements or scheduling demands; costs associated with breakdowns or repairs of machinery and equipment; growth beyond our productive capacity, cyclical or other downturns, adverse impacts of new technologies or other competitive pressures which erode our margins; cost, efficiency and yield of our operations including capital investments, working capital, cycle times, injuries, self-insured risks, wages, freight, production schedules, overtime costs, expediting costs or scrap rates; failure to adequately insure or to identify environmental or other risks; inventory valuation risks due to obsolescence, shrinkage, theft, price, overstocking or underbilling; changes in government funded or other customer programs; reliance on major customers or suppliers, especially in the automotive sector where bankruptcies or other restructurings could adversely impact our contracts; revised contract prices or estimates of major contract costs; dependence on, recruitment or retention of management or other key employees; union negotiations; pension valuation, health care or other benefit costs; labor relations; strikes; risks of foreign operations; currency exchange rates; costs and supply of debt, equity capital, or insurance due to poor operating or financial results, new business risks, credit ratings, debt covenant violations, contract claims, insurance conditions or regulatory developments; impairments, non-recoverability or write-offs of goodwill, deferred contract or pre-contract expenses or fixed assets; changes in licenses, security clearances, or other legal rights to operate, manage our work force or import and export as needed; weaknesses in internal controls; costs of compliance with auditing, regulatory or contractual obligations; regulatory actions or sanctions; disputes or litigation, involving customer, supplier, creditor, stockholder, product liability or environmental claims including potential, pre-existing product liability and unknown warranty claims that were preserved in our settlement agreement with Dana; war, terrorism or political uncertainty; unanticipated or uninsured disasters, losses or business risks; inaccurate data about markets, customers or business conditions; or unknown risks and uncertainties.

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